Exhibit 3.7

PRINCIPAL UNDERWRITER AGREEMENT

THIS AGREEMENT, effective as of the 30th day of April, 2012 (or the date upon which approval is received from the Illinois Department of Insurance, if later) by and between Zurich American Life Insurance Company, an Illinois life insurance company (“Insurer”), on its own behalf and on behalf of the Separate Account listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time by agreement of the parties hereto (“Separate Account”), and BFP Securities, LLC, a Delaware limited liability company and a registered broker-dealer (“Principal Underwriter”).

WITNESSETH:

WHEREAS, Principal Underwriter is a broker-dealer that acts as principal underwriter with respect to certain variable insurance products;

WHEREAS, Principal Underwriter is registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”);

WHEREAS, the Separate Account was established on the date indicated on Exhibit A pursuant to applicable state law by resolution of Insurer’s Board of Directors and registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, pursuant to Principal Underwriter Agreement effective February 3, 2009, Synergy Investment Group, LLC (“Synergy”), served as principal underwriter for the Separate Account and the variable insurance product(s) listed on Exhibit A hereto; and

WHEREAS, Insurer and Principal Underwriter desire to have Principal Underwriter act as a principal underwriter for the variable insurance product(s) (the “Contracts”) issued through the Separate Account, as described more fully in Exhibit A, which Exhibit A may be amended from time to time, under the terms and conditions of this Agreement; and

WHEREAS, Insurer and Synergy have terminated or will terminate their Principal Underwriter Agreement as it relates to the Contracts, and Synergy has assigned or will assign its interest in all Selling Group Agreements related to the Contracts to Principal Underwriter; the form of Selling Group Agreement is attached hereto as Exhibit B (broker-dealers who have entered into a Selling Group Agreement with Synergy or its predecessor in interest are referred to herein as “Selling Broker-Dealers”); and

WHEREAS, the Contracts are no longer offered for sale to the public.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the parties agree as follows:

1. Definitions

a. Contract. The variable insurance products set forth on Exhibit A to this Agreement as in effect at the time this Agreement is executed, including any riders to such contracts and any other contracts offered in connection therewith.

b. Fund. An investment company registered under the 1940 Act in which the Separate Account invests.

c. Premium. A payment made under a Contract by a Contract owner to purchase benefits under the Contract.

d. Prospectus. The prospectus included within a Registration Statement, except that, if the most recently filed version of the prospectus (including any supplements thereto) filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the “1933 Act”) subsequent to the date on which a Registration Statement became effective differs from the prospectus included within such Registration Statement at the time it became effective, the term “Prospectus” shall refer to the prospectus and supplements thereto most recently filed under Rule 497 under the 1933 Act, from and after the date on which it shall have been filed.

e. Registration Statement. At any time that this Agreement is in effect, each currently effective registration statement filed with the SEC under the 1933 Act on a prescribed form, or currently effective post-effective amendment thereto, as the case may be, relating to the Contracts, including financial statements included in, and all exhibits to, such registration statement or post-effective amendment.

2. Authorization and Appointment

a. Scope of Authority. Insurer grants Principal Underwriter, and the Principal Underwriter accepts, the non-exclusive right, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and applicable provisions of the 1934 Act, to be the principal underwriter of the Contracts issued through the Separate Account.

b. Limits on Authority. The services of Principal Underwriter and Insurer under this Agreement are not deemed to be exclusive, and Principal Underwriter and Insurer shall be free to render similar services, that are not in conflict with this Agreement, to others. Principal Underwriter shall not have authority, on behalf of Insurer: to make, alter or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract provision; or extend the time of paying any Premium. Principal Underwriter shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Principal Underwriter by this Agreement.

3. Representations, Warranties and Covenants of Principal Underwriter and Insurer.

a. Principal Underwriter. Principal Underwriter represents and warrants to Insurer that Principal Underwriter is, and covenants that it shall remain during the term of this Agreement: (i) registered as a broker-dealer with the SEC under the 1934 Act; (ii) a member in good standing of FINRA; (iii) duly registered under applicable state securities laws; and (iv) in compliance with Section 9(a) of the 1940 Act.

b. No Solicitation. Principal Underwriter shall not solicit the sale of a Contract.

c. Principal Underwriter Due Diligence. Principal Underwriter will not employ, or permit to be associated with it, in connection with the Contracts or the handling of Contract assets, any person who is subject to a statutory disqualification as set forth in Section 3(a)(39) of the 1934 Act.

d. Supervision by Principal Underwriter. Principal Underwriter must establish and maintain specific written supervisory procedures reasonably designed to achieve compliance with the standards set forth in all FINRA rules. Principal Underwriter must also implement, in accordance with FINRA rules, procedures reasonably designed to implement corrective measures to address inappropriate exchanges.

e. Offering Materials. Insurer represents and warrants to Principal Underwriter that: (i) the Prospectuses, Registration Statements and any other documents issued, filed or provided to Contract owners prior to the effective date of this Agreement or that will be issued, filed or provided in the future contain or will contain no material misrepresentations or omissions; (ii) Insurer will perform all obligations of Insurer according to the Contracts and any Prospectuses, Registration Statements and any other documents issued, filed or provided to Contract owners in connection with the Contracts; and (iii) Insurer will pay or cause to be paid all commissions and compensation due and to become due to broker-dealers pursuant to the various Selling Group Agreements and the General Agent Agreement according to the provisions of Section 7 of this Agreement.

4. Receipt of Premium

All payments under the Contracts shall be made by check or wire payable to Insurer or by other method acceptable to Insurer as set forth in the Prospectus. Payments made in connection with the Contracts, whether Premium or otherwise, are the exclusive property of Insurer. Such payments, if received by Principal Underwriter, shall be held in a fiduciary capacity and shall be transmitted promptly to Insurer or its designated servicing agent at the address stated in the Prospectus and in accordance with applicable law, rules, and regulations. Insurer reserves the right to reject any Premium payment for a Contract.

5. Prospectuses, Registration Statements, Contract Forms

a. Preparation and Filing. Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. It shall remain the responsibility of Insurer to maintain all necessary approvals and registrations of the Registration Statement and the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

b. Furnishing of Materials. Principal Underwriter appoints, and Insurer agrees, at its expense and on behalf of Principal Underwriter, to furnish Contract owners with copies of all Prospectuses, requested statements of additional information, and Contract forms, which Principal Underwriter reasonably requests that Insurer provide. Insurer agrees to forward to Principal Underwriter copies of any and all amendments to the Registration Statement.

c. Notification by Insurer. Insurer agrees to advise Principal Underwriter promptly of: (i) any request by the SEC for amendment of the Registration Statement or for additional information that Insurer determines is material to Principal Underwriter; (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) the occurrence of any material event, if known by Insurer, that makes untrue any material statement made in the Registration Statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

d. Cooperation. The Principal Underwriter will execute such documents and do such acts and things as shall from time to time be reasonably requested by Insurer for the purpose of: (i) maintaining the Registration Statements relating to the Contracts and the Separate Account under the 1933 Act and the 1940 Act and (ii) entering into fund participation agreements, administrative services agreements and 12b-1 plan agreements relating to the Contracts.

6. Compensation to Principal Underwriter

In consideration for the services provided hereunder by Principal Underwriter, Principal Underwriter shall receive as compensation the sum of $ 3,500.00 per month. Such sum shall be payable to Principal Underwriter, in arrears, on or before the 30th day of each calendar month.

7. Paymaster Arrangement

a. In the interests of administrative convenience and practical business considerations, Principal Underwriter hereby authorizes and directs Insurer, as Principal Underwriter’s agent, to pay or cause to be paid all commissions and compensation due and to become due to broker-dealers pursuant to the various Selling Group Agreements, directly to such broker-dealers, or as it or they may direct Insurer in writing, without offset, abatement, withholding or reduction of any kind, until such time as this Agreement is terminated in accordance with its provisions.

b. Payments by Insurer of such amounts pursuant to this Agreement or as such broker-dealer(s) may direct in writing shall fully satisfy and discharge Insurer’s obligations hereunder with respect to such payments.

c. Such payments shall be made by Insurer only in strict accordance with the instructions of Principal Underwriter, and Insurer shall not exercise any discretion with respect to the amount or allocations of such payments. Insurer further represents that it will not retain any portion of such payments for its own benefit.

8. Compliance

a. General. Insurer and Principal Underwriter are, and covenant that they shall remain, in compliance in all material respects with all applicable federal, state, and self-regulatory organization laws, rules and regulations. The omission of a reference to a law, rule or regulation in this Agreement shall not be deemed to be acknowledgement by any party that such law, rule or regulation does not apply to Insurer or Principal Underwriter.

b. Confirmations and 1934 Act Compliance. Insurer, or its appointed designee, in either case as the agent of Principal Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of Premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder, or by any other SEC or FINRA rule requiring the delivery of such information. Insurer or its designee shall provide to Principal Underwriter a copy of any confirmation or other information provided to each new applicant for or purchaser of a Contract, if any. Principal Underwriter is responsible for maintaining and preserving such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act.

c. Rule 38a-1 Compliance.

(i) Principal Underwriter shall provide to Insurer its adopted written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act for review and approval by Insurer, as depositor for the Separate Account. Such written compliance policies and procedures: (1) shall be reasonably designed to prevent violations of the federal securities laws, as such laws are defined in Rule 38a-1 under the 1940 Act and relate to Principal Underwriter’s duties under this Agreement as principal underwriter for the Contracts and the Separate Account; and (2) shall include Principal Underwriter’s policies and procedures with regard to compliance with the SEC’s pricing rules for separate accounts, including but not limited to Rule 22c-1 under the 1940 Act, and with regard to Insurer’s Disruptive Trading policy as that policy is disclosed in the Prospectuses for the Contracts (the “Principal Underwriter’s compliance policies and procedures”).

(ii) Principal Underwriter will promptly provide the Chief Compliance Officer for the Separate Account with any material changes that have been made to Principal

Underwriter’s compliance policies and procedures. Principal Underwriter shall retain such written policies and procedures for the time periods required by Rule 38a-1.

(iii) Principal Underwriter agrees to reasonably cooperate with Insurer in its testing and annual review of Principal Underwriter’s compliance policies and procedures conducted by the Chief Compliance Officer for the Separate Account to determine the adequacy of the Principal Underwriter’s compliance policies and procedures and the effectiveness of their implementation (the “Annual Review”). Principal Underwriter also agrees to reasonably cooperate in any interim testing and reviews of Principal Underwriter’s compliance policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation as the Chief Compliance Officer for the Separate Account shall reasonably request from time to time.

(iv) Principal Underwriter will provide Insurer with ongoing, direct, and immediate access to Principal Underwriter’s compliance personnel and shall reasonably cooperate with the Compliance Officer for the Separate Account in carrying out Insurer’s obligations under Rule 38a-1 to oversee the compliance program of Principal Underwriter.

(v) Principal Underwriter will promptly notify the Chief Compliance Officer for the Separate Account in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to Principal Underwriter’s compliance policies and procedures and will reasonably cooperate with Insurer in providing Insurer and the Chief Compliance Officer for the Separate Account with periodic and special reports with regard to the correction of any such Material Compliance Matter. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the federal securities laws by Principal Underwriter (or its officers, directors, employees, or agents); (2) a violation of Principal Underwriter’s compliance policies and procedures; or (3) a weakness in the design or implementation of Principal Underwriter’s compliance policies and procedures.

(vi) Principal Underwriter (and anyone acting under the direction of Principal Underwriter) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Chief Compliance Officer for the Separate Account in the performance of her or his responsibilities under Rule 38a-1.

d. Privacy. Insurer and Principal Underwriter hereby acknowledge and agree that they may be subject to Title V of the Gramm-Leach-Bliley Act of 1999 and to implementing regulations enacted by the SEC (“Regulation S-P”). The obligation of the parties under Regulation S-P may include:

(i) Privacy Notices. Any nonpublic personal information regarding “customers” or “consumers” of the parties, as those terms are defined in Regulation S-P, shall be shared between the parties and with others, only in accordance with the disclosures contained in the Privacy Notices that shall be provided by Insurer and Principal Underwriter to customers in accordance with the requirements of Regulation S-P, provided however, the parties acknowledge Principal Underwriter does not have any “customers” or “consumers” in its course of business, and as such does not prepare or provide Privacy Notices.

(ii) System Safeguards on Customer Information. As required by Regulation S-P, Insurer and Principal Underwriter shall adopt written policies and procedures that establish adequate administrative, technical and physical safeguards for the protection of customer records and information, if applicable. These policies and procedures must be reasonably designed to: (1) ensure the security and confidentiality of customer records and information, (2) protect against anticipated threats or hazards to the security and integrity of customer records and information, and (3) protect against unauthorized access to or use of customer records or information. If other applicable privacy laws, including any such laws or regulations promulgated by a state or municipality having jurisdiction over the parties, should afford customers or consumers additional or greater protections or rights than those provided by the Regulation S-P or should impose greater obligations or restrictions on the parties (“Additional Privacy Laws”), the parties shall comply with the terms of such Additional Privacy Laws.

e. Reports. Each party shall furnish or cause to be furnished to the other such reports as the party may reasonably request for the purpose of meeting its reporting and record keeping requirements under the 1933 Act, the 1934 Act and the 1940 Act and regulations thereunder as well as under state law, the law of other jurisdictions or other applicable law.

f. Issuance and Administration of Contracts. Insurer, or its appointed designee, shall be responsible for administering the Contracts and the Separate Account. Insurer reserves the right to delegate its duties set forth in this Section 8.f. to a third party administrator.

g. Anti-Money Laundering Compliance. Principal Underwriter represents and warrants that it has, and covenants that it shall continue to have, an anti-money laundering compliance program as required by FINRA Rule 3011, and other applicable laws, rules and regulations. Insurer covenants that it shall implement such anti-money laundering programs as it may be required to implement by applicable laws, rules and regulations.

9. Investigations and Proceedings

a. Notification. Each party hereto shall advise the other promptly of: (i) any action of the SEC, FINRA or any authorities of any state or territory, of which it has knowledge, affecting registration or qualifications of the Separate Account or the Contracts, or the right to offer the Contracts for sale; (ii) any customer complaint or notice of any other regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts or with respect to any regulatory filing; or (iii) the happening of any event which makes untrue any statement, or which requires the making of any change in the Registration Statements or Prospectuses or statements of additional information in order to make the statements therein not misleading.

b. Consultation and Cooperation. Principal Underwriter and Insurer shall cooperate fully in any securities or insurance regulatory inspection, investigation or proceeding or judicial proceeding arising in connection with the Contracts.

c. Customer Complaints. Principal Underwriter and Insurer shall cooperate fully in responding to any customer complaints. Principal Underwriter and Insurer will each promptly provide to each other copies of all customer complaints received by either Principal Underwriter or Insurer concerning or related to the Contracts, Insurer, Principal Underwriter, or Selling Broker-Dealers or their registered representatives, in connection with the Contracts or regarding any activity of an aforementioned entity relating to the exercise of its duties or obligations hereunder. For purposes of this Section 9.c., Insurer shall provide Principal Underwriter with copies of all correspondence it receives relating to the Contracts that raise a sales practice issue so that Principal Underwriter can make a determination regarding whether such correspondence is a complaint under applicable law. Principal Underwriter will timely provide information as needed to enable Insurer to respond to complaints, or will itself respond to any such complaints if, as Principal Underwriter shall determine, such response is required by federal or state securities laws or the rules of FINRA.

10. Indemnification

a. By Insurer. The Insurer agrees to indemnify and hold harmless Principal Underwriter and its members, managers, officers, employees or agents against any and all losses, claims, liabilities, and expenses which Principal Underwriter may incur arising out of or based upon: (i) requests, directions, actions or inactions of or by Principal Underwriter or its members, officers, employees or agents in carrying out Principal Underwriter’s obligations under this Agreement, except to the extent such loss, claim, liability or expense arises from or is based upon the gross negligence, willful misconduct or conscious breach of an SEC or FINRA rule of or by the Principal Underwriter or its members, officers, employees or agents; (ii) any breach of this Agreement by Insurer, including without limitation, the representations and warranties contained in Section 3.e.; and (iii) any fees, assessments or charges of any kind that may be imposed by FINRA that are in addition to the levels of such items previously imposed by FINRA and resulting from Principal Underwriter’s entering into and/or performance of its obligations under this Agreement.

b. By Principal Underwriter. Principal Underwriter agrees to indemnify and hold harmless Insurer and any of its officers, directors, employees or agents, against any and all losses, claims, liabilities, and expenses which the Insurer may incur as a direct or indirect result of Principal Underwriter’s or any of its officers, directors, employees or agents breach of any term of this Agreement, except to the extent such loss, claim, liability or expense arises out of or is based upon the gross negligence or willful misconduct of Insurer or its directors, officers, employees or agents.

c. General. Promptly after receipt by a party entitled to indemnification (“indemnified person”) under this Section 10 of notice of the commencement of any action as to which a claim may be made against any person obligated to provide indemnification under this Section 10 (“indemnifying party”), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 10.

d. The indemnification provisions contained in this Section 10 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Principal Underwriter or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 10.

11. Termination, Assignment and Modification

a. Termination. This Agreement may be terminated at any time by either party upon not less than 60 days’ written notice to the other party, provided that any termination by Principal Underwriter shall not be effective until Insurer shall have entered into an agreement with a successor principal underwriter for the Contracts. Principal Underwriter agrees to continue to act as principal underwriter until a successor assumes such undertaking; provided, however, unless the parties agree to a longer term, Principal Underwriter shall not be required to continue to serve as principal underwriter for more than nine (9) months after the effective date of termination. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the agreements contained in Sections 3.e., 4, 6, 7, 9, 10, and 12.

b. Rights Upon Termination. As of the date of termination, all compensation earned by Principal Underwriter shall become immediately due and payable. No further compensation shall be payable to Principal Underwriter on or after the date of termination, provided however, Principal Underwriter shall be fully compensated for any period of time that it serves as principal underwriter following termination as more fully described in Section 11.a.

c. Material Breach. This Agreement may be terminated at the option of either party to this Agreement upon the other party’s material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 10 days after receipt of notice of breach from the non-breaching party.

d. Assignment. Insurer reserves the right to designate another entity to serve as principal underwriter for the Contracts issued through the Separate Account. Upon receipt of no less than 30 days’ written notice of Insurer’s intention to designate another entity to serve principal underwriter, Principal Underwriter shall promptly assign to such entity, in a form satisfactory to Insurer and Principal Underwriter, all of Principal Underwriter’s interest in and to, and obligations under, all Selling Group Agreements as they relate to the Contracts. Upon Principal Underwriter’s execution and delivery of such assignment instrument, Principal Underwriter also shall deliver all originally executed counterparts of the assigned Selling Group Agreements to the entity designated by Insurer to serve as principal underwriter. If an originally executed counterpart of such an assigned Selling Group Agreement is not available, Principal Underwriter shall instead deliver a reliable photocopy of such signed Selling Group Agreement. In addition, Principal Underwriter hereby agrees to execute and deliver such other documents, and to take such other actions, as may be reasonably requested in order to evidence or give effect to the assignment contemplated hereby. No cash, royalty or other consideration shall be payable by any party hereto in connection with the assignment contemplated hereby. Except as otherwise provided in this subsection, the Principal Underwriter shall not assign nor delegate its responsibilities under this Agreement without the prior written consent of Insurer.

d. Modification. This Agreement may not be modified in any way unless by written agreement signed by the parties hereto.

12. Confidentiality

a. Confidentiality. The parties covenant and agree that they will not at any time during or after the termination of this Agreement, reveal, divulge or make known to any person (other than their respective directors, officers, employees, agents, professional advisors or affiliates who need to know such information for the performance of obligations hereunder), or use for their own account or purposes or for any other account or purpose other than the performance of obligations under this Agreement, any confidential or proprietary information, including but not limited to information about owners of the Contracts, business plans, product designs, marketing strategies, action plans, pricing, methods, processes, records, financial information or other data, trade secrets, customer lists, nonpublic personal information concerning “consumers” or “customers,” or any other information obtained as a result of this Agreement, whether any such information is in oral or printed form or on any computer tapes, computer disks or other forms of electronic or magnetic media (collectively the “confidential information”) used or owned by a party or any of its affiliates and made known (whether or not with the knowledge and permission of such party or any of its affiliates, and whether or not developed, devised or otherwise created in whole or in part by the efforts of the parties) to the other party at any time by reason of their association under this Agreement; provided, however, that confidential information shall not include any information: (i) that was previously known by a party from a source, other than the other party (or any affiliate thereof), without an obligation of confidence; (ii) that was previously disclosed in a lawful manner to a party without breach of this Agreement or of any other applicable agreement, and without any requirement of confidentiality; (iii) that was or is rightfully received from a third party without an obligation of confidence or from publicly available sources without obligations of confidence; (iv) that is in the public domain; or (v) that was or is developed by means independent of information provided by a party or its affiliates. The parties further covenant and agree that they shall retain all such knowledge and information that they acquire or develop respecting such confidential information in trust for the sole benefit of the parties, and their respective successors and assigns provided, further, that this Agreement shall not restrict any disclosure required to be made by order of a court or governmental agency of competent jurisdiction or by a self-regulatory organization of which a party is a member, except that no such disclosure shall be made sooner (unless otherwise compelled) than five business days after a party’s written receipt of such an order. The party receiving such an order shall promptly notify the other parties of the order.

b. Unauthorized Access to Confidential Information. In the event either party knows or suspects that confidential information has been subject to unauthorized access, that party shall promptly notify the other party and shall undertake reasonable steps to prevent further unauthorized access, to limit and mitigate any reasonably foreseeable harm resulting from the unauthorized disclosure, and to make such notifications and take other actions as are required under applicable law.

13. Miscellaneous

a. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto.

b. Rights, Remedies, etc, are Cumulative. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

c. Jurisdiction. This Agreement is made in the State of Illinois. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

d. Interpretation. This Agreement constitutes the whole agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement.

e. Section and Other Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

f. Severability. This is a severable Agreement. In the event that any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement will not be affected thereby.

g. Arbitration. Any dispute between Insurer and Principal Underwriter arising under or relating to this Agreement shall be settled by compulsory arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. Such arbitration shall take place in Chicago, Illinois, unless some other location is mutually agreed upon by Insurer and Principal Underwriter.

h. Counterparts. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

i. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as shown below:

Insurer:	Zurich American Life Insurance Company
Administrative Office
7045 College Boulevard
Overland Park, KS 66211-1563
Attn: General Counsel

Principal Underwriter:	BFP Securities, LLC
6 CityPlace
Suite 400
St. Louis, MO 63141
Attn: John Swoboda

[Remainder of page intentionally blank; signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

ZURICH AMERICAN LIFE INSURANCE COMPANY,

on its own behalf and on behalf of the Separate Account

By: /s/ Richard Grilli                                         /April 19, 2012

                                                                                  Date

Print Name: Richard Grilli

Title: Chief Operating Officer

BFP SECURITIES, LLC

By: /s/ Daniel F. Nickel                                         /4/30/2012

                                                                                      Date

Print Name: Daniel F. Nickel

Title: President

EXHIBIT A

For the purpose of this Agreement entered into as of the 30th day of April, 2012, between the Insurer and the Principal Underwriter, the Separate Account and the variable insurance products are as follows:

SEPARATE ACCOUNT

ZALICO Variable Annuity Separate Account

Established May 29, 1981

VARIABLE INSURANCE PRODUCT

Destinations/Farmers VA I (Variable Annuities)

EXHIBIT B

(Form of Selling Group Agreement)